                                                             Exhibit (a)(5)(xix)

                                                              Contact:  Jim Taft
                                                                  (310) 201-3335
For Immediate Release


DR. RONALD D. SUGAR ELECTED
---------------------------

TO NORTHROP GRUMMAN BOARD OF DIRECTORS
--------------------------------------

     LOS ANGELES -- April 3, 2001 -- Northrop Grumman Corporation (NYSE: NOC) announced today that Dr. Ronald D. Sugar has been elected to its board of directors, increasing the board to 14 members.

     Dr. Sugar, formerly president and chief operating officer of Litton Industries Inc., is corporate vice president, president and chief executive officer of Northrop Grumman's Litton Sector. He joined the board effective with the completion of the company's tender offer for Litton Industries Inc. The tender offer expired at midnight E.D.T. April 2, 2001.

     Prior to joining Litton, Dr. Sugar was president and chief operating officer of TRW Aerospace and Information Systems, and a member of the three-man Chief Executive Office of TRW Inc., a $17 billion global automotive, aerospace and information systems company.

     In his nearly 20 years with TRW, Dr. Sugar also served as chief financial officer of the corporation and as executive vice president and general manager of TRW's global automotive electronics business. Earlier, he was vice president of TRW Space Communications Division and played major roles in TRW's advanced military, scientific, and commercial space and electronics programs.

                                    -more-

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DR. RONALD D. SUGAR ELECTED
---------------------------

TO NORTHROP GRUMMAN BOARD OF DIRECTORS
--------------------------------------

     Dr. Sugar previously held technical and management positions with Hughes Aircraft Co., Argosystems Inc. and The Aerospace Corporation.

     In 1968, Dr. Sugar graduated summa cum laude in electrical engineering from the University of California at Los Angeles, where he also received master's
(1969) and doctoral degrees (1971) in the same field. In 1996, he was honored by his alma mater as Alumnus of the Year. He has completed executive education programs at Stanford University, the Wharton School of the University of Pennsylvania and Harvard University.

     Dr. Sugar was appointed by the President of the United States to the National Security Telecommunications Advisory Committee. He is a trustee of the National Defense Industrial Association, a member of the board of governors of the Aerospace Industries Association and a member of the Conference Board Council of Operating Executives. He is a trustee of the Cleveland Opera, The Cleveland Institute of Music and is an active supporter of the United Way and other community organizations.

     Northrop Grumman Corporation is a $15 billion, global aerospace and defense company with its worldwide headquarters in Los Angeles. Northrop Grumman provides technologically advanced, innovative products, services and solutions in defense and commercial electronics, systems integration, information technology and non-nuclear shipbuilding and systems. With 80,000 employees and operations in 44 states and 25 countries, Northrop Grumman serves U.S. and international military, government and commercial customers.

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                                                                         0401-56

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Northrop Grumman Corporation (formerly NNG, Inc.) has filed a Registration
Statement on Form S-4 with the Securities and Exchange Commission (the "SEC") in connection with its offer to purchase or exchange all of the outstanding capital stock of Litton Industries, Inc. Litton stockholders should read such Registration Statement and any other relevant documents filed with the SEC carefully before making any decisions with respect to the offer to purchase or exchange because these documents contain important information. Copies of the Registration Statement and any related documents filed with the SEC can be obtained free of charge at the website maintained by the SEC at www.sec.gov.